Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael W. Rogers Executive Vice President and CFO (781) 861-8444	William B. Boni VP, Corp. Communications (781) 861-8444

FDA ACCEPTS FOR REVIEW NEW DRUG APPLICATION FOR TROSPIUM

SUBMITTED BY INDEVUS

LEXINGTON, MA, June 30, 2003 — Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that the U.S. Food and Drug Administration (FDA) has accepted for review the Company’s New Drug Application (NDA) for trospium for the treatment of overactive bladder (OAB). The NDA was submitted to the FDA by the Company on April 28, 2003.

The NDA for trospium includes the results of 32 clinical studies involving over 2,700 subjects and patients, including 12 double-blind, placebo- or active-controlled studies, 12 clinical pharmacology and pharmacokinetic studies and 8 uncontrolled studies.

Trospium belongs to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

Indevus Pharmaceuticals is engaged in the development and commercialization of a portfolio of products and product candidates, including multiple compounds in late-stage clinical development. The Company’s product candidates in development include trospium for overactive bladder, pagoclone for panic/anxiety disorders, citicoline for acute ischemic stroke, IP 751 for pain and inflammation, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, and aminocandin for systemic, invasive fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly trospium; the early stage of products under development; need for additional funds and corporate partners, including for the commercialization of trospium and for the development of pagoclone and citicoline; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; dependence on third parties for manufacturing and marketing; competition; risks associated with contractual arrangements; limited patent and proprietary rights; dependence on market exclusivity; and other risks.

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